Exhibit 10.1

MFA Investor Holdings LLC
535 5th Avenue, 29th Floor

New York, New York 10017

August 6, 2020

Megalith Acquisition Corp.
535 5th Avenue, 29th Floor

New York, New York 10017
Attn: A.J. Dunklau, Chief Executive Officer

Re:	Sponsor Share Letter

Dear Andrew:

Reference is hereby made to that certain Agreement and Plan of Merger Agreement, dated as of August 6, 2020 (as it may be amended, the “Merger Agreement”) by and among Megalith Acquisition Corp., a Delaware corporation (including any successor thereto, “Purchaser”), MFAC Merger Sub Inc., a Pennsylvania corporation and a wholly-owned subsidiary of Purchaser (“Merger Sub”), BankMobile Technologies, Inc., a Pennsylvania corporation (the “Company”), and Customers Bank, a Pennsylvania state chartered bank and the sole stockholder of the Company (“CUBI”). Any capitalized term used but not defined herein will have the meanings ascribed thereto in the Merger Agreement.

In order to induce the Company to enter into the Merger Agreement, MFA Investor Holdings LLC, a Delaware limited liability company (“Sponsor”), has agreed to enter into this letter agreement (this “Agreement”) relating to (i) the 4,232,222 shares of Class B common stock par value $0.0001 per share, of Purchaser (the “Founder Shares”) purchased by Sponsor in a private placement prior to Purchaser’s initial public offering, and (ii) the 6,195,778 warrants to purchase shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of Purchaser (the “Sponsor Warrants”), purchased by Sponsor in a private placement concurrent with Purchaser’s initial public offering.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sponsor and each of the undersigned parties hereby agrees as follows:

1.	The Sponsor hereby agrees to, upon and subject to the Closing, transfer and assign, subject to and in accordance with the terms and conditions of this Agreement, to CUBI all of its right, title and interest in and to 101,703 Founder Shares (the “CUBI Transferred Shares”). The parties hereto acknowledge that, prior to the Closing Sponsor shall also transfer (i) 178,495 Founder Shares (the “SPC Transferred Shares”, and together with the CUBI Transferred Shares, the “Transferred Shares”), and (ii) 1,311,501 Sponsor Warrants (unless such transfer would trigger a warrant price adjustment under section 4.3.2 of the warrant agreement), to Schechter Private Capital, LLC (“SPC”), in connection with a private placement of approximately Twenty Million Dollars ($20,000,000) of Class A Common Stock of Purchaser, in accordance with the terms and conditions set forth in that certain Subscription Agreement with Purchaser and that certain Agreement to Transfer Sponsor Securities, dated August 6, 2020 (the “SPC Sponsor Share Agreement”), among Purchaser, the Sponsor, SPC and Continental Stock Transfer and Trust Company. Notwithstanding the forgoing, if the number of SPC Transferred Shares decreases to 167,659 shares and the number of Sponsor Warrants transferred to SPC increases to 1,419,864 in accordance with the terms of the SPC Sponsor Share Agreement, the number of CUBI Transferred Shares shall be increased to 112,539 shares.

2.	The CUBI Transferred Shares will be transferred by Sponsor to CUBI as a “permitted transferee” (as defined in the Letter Agreement, dated as of August 23, 2018 (as it may, subject to the terms hereof be amended, the “Insider Letter”), by and among Purchaser and Sponsor) of Sponsor under Section 7(c) of the Insider Letter, and accordingly CUBI hereby agrees to become bound by the transfer restrictions in the Insider Letter with respect to its CUBI Transferred Shares that apply to the Sponsor thereunder, in addition to the other restrictions set forth in this Agreement.

3.	The Sponsor hereby agrees, upon and subject to the Closing, to forfeit all of the Sponsor Warrants held by Sponsor at the time of the Closing (the “Forfeited Warrants”). In order to effectuate such forfeiture, upon the Closing, the Sponsor shall deliver the Forfeited Warrants to Purchaser in certificated or book entry form (at the election of the Sponsor) for cancellation by Purchaser. Notwithstanding the foregoing, none of the Sponsor warrants shall be forfeited if Purchaser retains funds in the Trust Account at the Closing in excess of at least Ten Million Dollars ($10,000,000) after the Redemption but prior to taking into account transaction expenses.

4.	The Sponsor hereby agrees, upon and subject to the Closing, to forfeit 2,932,222 of the Founder Shares held by the Sponsor at the time of the Closing (the “Forfeited Shares”). In order to effectuate such forfeiture, upon the Closing, the Sponsor shall deliver the Forfeited Shares to Purchaser in certificated or book entry form (at the election of the Sponsor) for cancellation by Purchaser.

5.	Sponsor hereby agrees that, upon and subject to the Closing, it will not sell, transfer or otherwise dispose of, or hypothecate or otherwise grant any interest in or to, 300,000 of the Founder Shares retained by Sponsor after the transfer of the Transferred Shares to CUBI and SPC (the “Earnout Shares”), unless and until a Release Event has occurred. In the event that a Release Event has not occurred on or prior to the date which is seven (7) years following the Closing Date (the “Termination Date” and, the period from the Closing Date until and including the Termination Date, the “Earnout Period”) with respect to the Earnout Shares, Sponsor, hereby agrees to forfeit the Earnout Shares that have not been subject to a Release Event. In order to effectuate such forfeiture in the event that a Release Event has not theretofore occurred with respect to the Earnout Shares, upon the Termination Date, Sponsor shall deliver the Earnout Shares that have not been subject to a Release Event to Purchaser in certificated or book entry form (at the election of such party) for cancellation by Purchaser. The share certificates representing the Earnout Shares shall contain a legend relating to transfer restrictions imposed by this Agreement and the risk of forfeiture associated with the Earnout Shares. Such legend shall be removed upon the request of Sponsor following a Release Event.

6.	Until and unless the Earnout Shares are forfeited, Sponsor shall have full ownership rights to its Earnout Shares, including the right to vote such shares and to receive dividends and distributions thereon.

7.	The Earnout Shares shall vest and no longer be subject to forfeiture as follows (each a “Release Event”):

(a)	The Earnout Shares shall vest and no longer be subject to forfeiture or the transfer restrictions in this Agreement if either (i) the VWAP of Purchaser Class A Common Stock on the principal exchange on which such securities are then listed or quoted shall have been at or above $15.00 for twenty (20) trading days (which need not be consecutive) over a thirty (30) trading day period at any time during the Earnout Period; or (ii) Purchaser sells shares of its capital stock in a secondary offering for at least $15.00 per share (the “Stock Price Trigger”), in each case subject to equitable adjustment for share splits, share dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the shares of Purchaser Common Stock after the Closing; provided, however, that the Stock Price Trigger shall be reduced by the amount of the aggregate cash or the fair market value of any securities or other assets paid or payable by Purchaser to the holders of Shares of Purchaser Class A Common Stock, on a per share basis, as an extraordinary dividend or distribution following the Closing.

(b)	all of the Earnout Shares shall vest and no longer be subject to forfeiture or the transfer restrictions in this Agreement upon the first of any of the following to occur:

(i)	if Purchaser is merged, consolidated or reorganized with or into another Person (an “Acquiror”) and as a result of such merger, consolidation or reorganization, less than 50.1% (whether by voting or economic rights) of the outstanding equity securities or other capital interests of the Acquiror or surviving or resulting entity is owned in the aggregate by the shareholders of Purchaser, directly or indirectly, immediately prior to such merger, consolidation or reorganization, excluding from such computation the interests of the Acquiror or any Affiliate of the Acquiror (the “Pre-Transaction Purchaser Equityholders”);

(ii)	Purchaser and/or its subsidiaries sell, assign, transfer or otherwise dispose of (including by bulk reinsurance outside of the ordinary course of business consistent with past practice), in one or a series of related transactions, all or substantially all of the assets of Purchaser and its Subsidiaries, taken as a whole, to an Acquiror, less than 50.1% (whether by voting or economic rights) of the outstanding equity securities or other capital interests of which, immediately following such sale, assignment or transfer, is owned in the aggregate by the Pre-Transaction Purchaser Equityholders; or

(iii)	a Schedule 13D or Schedule 14D report (or any successor schedule form or report), each as promulgated pursuant to the Exchange Act, is filed with the SEC disclosing that any person or group (as the terms “person” and “group” are used in Section 13(d) or Section 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) has become the beneficial owner (as the term “beneficial owner” is defined in Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of a percentage of shares of the outstanding Shares of Purchaser Class A Common Stock as shall be greater than the percentage of such shares that, at the date of such filing, is held by any other person or group that held more than 50% of the voting or economic power of Purchaser immediately after the Closing.

8.	Notwithstanding anything to the contrary herein, at or prior to the Closing, Sponsor may transfer any Sponsor Earnout Shares to any third-party investor who provides equity or debt financing for the transactions contemplated by the Merger Agreement without the consent of any party hereto, and any Sponsor Earnout Shares so transferred shall reduce the number of Sponsor Earnout Shares hereunder. Unless otherwise agreed in writing by Sponsor and the investor receiving such shares, any such transferred Sponsor Earnout Shares shall not be subject to the terms and conditions of this Agreement (but shall continue to be subject to the provisions of the Insider Letter).

9.	Purchaser and Sponsor hereby each agree, that without the prior written consent of the Company, they will not, prior to the Closing, seek or agree to a waiver, amendment or termination of Sections 1 or 7 of the Insider Letter (or related definitions).

10.	Subject to Section 8 above, no party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties; provided, that in the event that Sponsor liquidates and distributes to its members all securities of Purchaser that it owns in accordance with its organizational documents, Sponsor may, without obtaining the consent of any other party hereto, transfer the Sponsor Earnout Shares and its rights and obligations under this Agreement to its members so long as such members agree in writing to be bound by the terms of this Agreement that apply to Sponsor hereunder. Any purported assignment in violation of this Section 10 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and permitted assigns.

11.	This Agreement (including the Merger Agreement to the extent incorporated herein) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof; provided, that for the avoidance of doubt, nothing herein shall affect the terms and conditions of the Insider Letter.

12.	This Agreement may not be changed, amended or modified as to any particular provision, except by a written instrument executed by all parties hereto. No provision of this Agreement may be waived except in a writing signed by the party against whom enforcement of such waiver is sought. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

13.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent in the same manner as provided in Section 12.1 of the Merger Agreement. Unless otherwise specified in writing by such party, notices to the Sponsor shall be sent to MFA Investor Holdings LLC, 535 5th Avenue, 29th Floor, New York, New York 10017 attn: A.J. Dunklau, CEO and notices to CUBI shall be sent to the address of the Company Stockholder set forth in in the Merger Agreement.

14.	This Agreement shall be construed, interpreted and enforced in a manner consistent with the provisions of the Merger Agreement. The provisions set forth in Sections 11.3 through 11.8, 11.12 and 11.13, of the Merger Agreement, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Agreement as if all references to the “Agreement” in such sections were instead references to this Agreement, and the references therein to the “Parties” were instead to the parties to this Agreement.

15.	This Agreement shall terminate at such time, if any, as the Merger Agreement is terminated in accordance with its terms prior to the Closing, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement.

{Remainder of Page Left Blank; Signature Page Follows}

Please indicate your agreement to the foregoing by signing in the space provided below.

MFA INVESTOR HOLDINGS LLC

By:	/s/ Bhanu Choudhrie
Name: Bhanu Choudhrie
Title: Managing Member

Accepted and agreed, effective as of the date first set forth above:

MEGALITH ACQUISITION CORP.

By:	/s/ A.J. Dunklau
Name: A.J. Dunklau
Title: President and Chief Executive Officer

CUSTOMERS BANK

By:	/s/ Richard Ehst
Name: Richard Ehst
Title: President and Chief Executive Officer

Address for Notice:

Address:	1015 Penn Avenue, Suite 103
Wyomissing, PA 19160
Attn: Carla Leibold, CFO
Tel: 484-923-8802
Email: cleibold@customersbank.com

5